                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-55432

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2001)


                               10,078,288 Shares

                                SONICWALL, INC.

                                 Common Stock
                               ________________

     This is a supplement to the Prospectus, dated February 28, 2001, forming a part of the Registration Statement on Form S-3 (Registration No. 333-55432) filed by SonicWALL, Inc. Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to supplement the information set forth in the Prospectus regarding the selling shareholders. The table below includes for the additional selling shareholders:

        .  their name and address
        . the shares of our common stock offered under the Prospectus . the shares of our common stock owned after the offering

     Each of the selling shareholders named below acquired stock from a selling shareholder named in the original Prospectus. All of the information regarding beneficial ownership was furnished to us by selling shareholders. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations under the Securities Exchange Act of 1934.

                                 ____________

     The information in the table appearing in the Prospectus under the heading "SELLING SHAREHOLDERS" is superseded in part and supplemented by the information appearing in the following table:

                                             Shares Beneficially Owned                        Shares Beneficially Owned After
                                              Before the Offering (1)                                 the Offering (1)
                                         ---------------------------------                  -----------------------------------
      Name and Address of Selling                            Percent           Shares                             Percent
             Shareholders                    Number            (2)             Offered         Number               (2)
-------------------------------------   -------------    ----------------      -------      -------------    ------------------
Arnold B. Siemer.....................       98,264              *              61,369           36,895              -
150 E. Campus View Blvd
Suite 250
Columbus, OH  43235-6600

Investor Contacts Limited............       45,801              *              45,801                0              -
Attn: Patrick Garilian
P.O. Box 544, 14 Britannia Place,
Bath Street St. Helier,
Jersey British Isles JE2 4SU
Channel Islands

Stallman, Andy(3)....................            0              *                   0                0              -
2800 Neilson Way,
Santa Monica, CA 90405

________________________________________________________________________________
*  Represents less than 1%.

_____
(1) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after July 3, 2001 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling shareholders are direct or indirect beneficial owners of those securities. The selling shareholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling shareholders.

(2)  Based on 65,016,563 shares of common stock outstanding as of June 29, 2001.

(3) Andy Stallman was listed as owning 25,828 shares of SonicWALL common stock on the prospectus dated February 28, 2001. The Company was subsequently informed by Mr. Stallman that this listing was incorrect. According to Mr. Stallman, Investor Contacts Limited is the beneficial owner of the 25,828 shares of SonicWALL common stock.

                                ________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF THE COMMON STOCK OFFERED HEREBY.
                                ________________

 These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

                                ________________


            The date of this Prospectus Supplement is July 3, 2001.